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                                  THE HARTFORD

TERM INSURANCE RIDER

BENEFIT

We will pay the Term Insurance Amount upon receipt at Our Individual Life Operations at Woodbury, Minnesota, of Due Proof of Death of the Designated Insured while the Policy and this Rider were in force. Unless You tell Us otherwise In Writing, We will pay the benefit to the Owner.

DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in this Rider.

DESIGNATED INSURED means the person shown in the Additional Benefits and Riders section of the Policy Specifications.

TERM INSURANCE AMOUNT means the amount shown in the Additional Benefits and Riders section of the Policy Specifications.

RIDER ANNIVERSARY means an anniversary of the Rider Effective Date. Similarly, Rider Years are measured from the Rider Effective Date.

TERMINATION DATE means the date so shown for this Rider in the Additional Benefits and Riders section of the Policy Specifications.

RIDER CHARGE

The charge for this Rider is the sum of:

       (a)  the Term Insurance charge; and,

       (b) in the first Rider Year, the Issue Charge shown in the Additional Benefits and Riders section of the Policy Specifications, if applicable.

The monthly Term Insurance charge for any rider year is equal to:

       (a)  the rate per $1,000 of Term Insurance Amount; multiplied by

       (b) the Term Insurance Amount; divided by

       (c)  $1,000.

The rate per $1,000 of Term Insurance Amount for this Rider is based on the then current Rider Year as well as the initial Term Insurance Amount, sex, attained age and insurance class of the Designated Insured. Attained age means age last birthday of the Designated Insured on the Rider Anniversary.

The rate per $1,000 of Term Insurance Amount will be determined by Us based on Our expectations as to future experience of such factors as mortality, expenses, interest, persistency and taxes. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, insurance class, initial Term Insurance Amount, and whose coverage has been in force the same length of time. No change in insurance class or cost will occur on account of deterioration of the Designated Insured's health.

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RIDER CHARGE (CONTINUED)

The rates used per $1,000 of Term Insurance Amount will not exceed those in the Term Insurance Table of Monthly Maximum Rates, shown on the Rider Specifications Page.

DECREASE

At any time after the first Rider Anniversary, You may request a decrease in the Term Insurance Amount by notifying Us In Writing.

A decrease in the Term Insurance Amount will be effective on the Monthly Activity Date following the date We receive the request. The remaining Term Insurance Amount must not be less than Our minimum rules then in effect.

CONVERSION

PRIOR TO DEATH OF INSURED

During the first nine Rider Years or prior to the Designated Insured's attained age 71, whichever is earlier and while this Policy and this Rider are in force, the Term Insurance Amount of this Rider may be converted to a permanent plan of insurance without evidence of insurability. The amount of insurance under the new policy may not exceed the Term Insurance Amount of this Rider.

The new policy may be any plan of insurance, except term insurance, which We make available. The Policy Date of the new policy will be the date of conversion. The premium rates for the new policy will be those in effect on its Policy Date based on the plan and amount of insurance and the Designated Insured's sex, attained age and insurance class. The Designated Insured's insurance class under the new policy will be based upon the same evidence of insurability used to determine the insurance class applied to this Rider.

Any benefits provided by rider may be included in the new policy only with Our consent.

If the Designated Insured on this Rider is the same person as the person insured on the base Policy, at any time this Rider and this Policy are in force, the Term Insurance Amount on this Rider may be converted to coverage under the base Policy without evidence of insurability. The cost of insurance for the converted amount will be those in effect on the base Policy on the conversion date.

Conversion can be accomplished by written request to Us from the Owner. Once the conversion has taken place, coverage under this Rider will cease.

UPON DEATH OF INSURED

If the Designated Insured covered by this Rider is other than the Insured covered by the base Policy and if the Insured dies while this Policy and Rider are in force, the Term Insurance Amount of this Rider may be converted to a permanent plan of insurance without evidence of insurability. The amount of insurance under the new policy may not exceed the Term Insurance Amount of this Rider.

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CONVERSION (CONTINUED)

The new policy may be any plan of insurance, except term insurance, which We make available. The Policy Date of the new policy will be the date of the Insured's death. Premiums for the new policy will be payable from its Policy Date and will be based on the rates in effect on such Policy Date for the plan and amount of insurance under the new policy and the Designated Insured's sex, attained age and insurance class. The Designated Insured's insurance class under the new policy will be based upon the same evidence of insurability used to determine the insurance class applied to this Rider.

Conversion can be accomplished by written request to Us from the Owner. Once the conversion has taken place, coverage under this Rider will cease.

The first premium for the new policy must be paid within 90 days after the date of the Insured's death. However, if the Designated Insured dies within 31 days of the Insured's death and the first premium has not been paid, We will pay the Term Insurance Amount, and We will deduct the amount of the unpaid premium from the amount otherwise due.

Any benefits provided by rider may be included in the new policy only with Our consent.

GENERAL PROVISIONS

This Rider is part of the Policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such policy.

This Rider is issued in consideration of an application and payment of the required cost of this Rider. The Date of Issue of this Rider is shown in the Additional Benefits and Riders section of the Policy Specifications.

REINSTATEMENT

If this Rider terminates due to insufficient Account Value as provided under the Policy Grace Period, this Rider may be reinstated within five years after the date of termination, provided:

       (a)  the Policy is inforce; and

       (b) evidence of insurability satisfactory to Us is furnished; and

       (c) premium sufficient to maintain the Policy and this Rider in force for three months is paid.

INCONTESTABILITY

We cannot contest this Rider after it has been in force, during the lifetime of the Designated Insured, for two years from its Date of Issue, except for nonpayment of the required cost of this Rider.

SUICIDE

If, within two years from the Date of Issue of this Rider, the Designated Insured dies by suicide, while sane or insane, Our liability under this Rider will be limited to the total cost of this Rider.

AGE AND SEX

If the age and/or sex of the Designated Insured is incorrectly stated, We will adjust all benefits under this Rider to the amount that would have been provided at the correct age and sex based on the last Rider Charge.

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TERMINATION

To terminate this Rider, notify Us In Writing. Termination will occur on the first Monthly Activity Day after the date We receive the notification. Otherwise, it will continue to the earliest of the following:

       (a)  the Term Insurance Termination Date; or

       (b) when the Policy terminates; or

       (c)  when this Rider is converted; or

       (d) at the death of the Designated Insured; or

       (e) when this Rider explicitly terminates pursuant to a provision in the Policy.

Signed for the HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    /s/ Christine Hayer Repasy            /s/ Thomas M. Marra
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    CHRISTINE HAYER REPASY, SECRETARY     THOMAS M. MARRA, PRESIDENT

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